Exhibit 10.11

Form of Loan Agreement

Party A: Weihai Hengchang Fuel Group Co., Ltd.
Party B: Shandong Qingyuan Beer Co., Ltd.

Whereas Party B’s lack of working capital has impact on its performance of the Contract, Party A and Party B have reached the following agreement (“Agreement”), through consultations, to ensure Party B’s normal business operation.

Article 1.     Party A agrees to lend part of its working capital to Party B. Party B agrees to use the loan to purchase raw materials, and Party B shall not use the loan to purchase fixed assets or make equity investments.

Article 2.    The term of the loan is one year. If Party B asks for an extension, then the term of the loan could be extended through consultations by both parties. The rights and obligations of both parties shall be extended accordingly, and neither party needs to enter into a new agreement. If Party B no longer needs the loan, Party B shall repay the loan amount in full, and both parties shall enter into a termination agreement.

Article 3.     Interest rate of the loan: the debt under the Agreement bears no interest.

Article 4.     Loan Repayment: Party B shall repay the loan on time as needed by Party A in accordance with Party A’s financing process and production needs.

Article 5.     The Agreement is prepared in duplicate, one copy for Party A and one copy for Party B, and it shall take effect upon execution of both parties.

Party A:	Party B:
Weihai Hengchang Fuel Group Co.,Ltd.	Shandong Qingyuan Beer Co.,Ltd

Legal representatives:	Legal representatives:
Date: __/__/____	Date: __/__/____